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                            INDEPENDENT AUDITOR'S CONSENT



We consent to the use in the Joint Proxy Statement/Prospectus of Touch Tone America, Inc. of our reports dated August 9, 1996 and August 31, 1995, accompanying the financial statements of Touch Tone America, Inc. and GetNet International, Inc., respectively, contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Joint Proxy Statement/Prospectus.


/s/ Hein + Associates LLP

HEIN + ASSOCIATES LLP


Denver, Colorado
December 3, 1996